Exhibit 10.1

CORPORATE OFFICES
745 ATLANTIC AVENUE
BOSTON, MASSACHUSETTS 02111

TELEPHONE: 617-535-4766
FAX: 617-535-7291
www.ironmountain.com

November 30, 2012

Mr. William L. Meaney

Dear Bill:

I am pleased to confirm our offer of the position of President and Chief Executive Officer of Iron Mountain Incorporated (“Iron Mountain”). As was discussed, while in the employ of Iron Mountain your duties and compensation package shall be as follows.

Position and Duties

You will serve as President and Chief Executive Officer of Iron Mountain and will report to the Board of Directors of Iron Mountain (the “Board”). You will perform the duties customarily associated with the offices of President and Chief Executive Officer and such other duties as may be assigned to you from time to time by the Board that are generally consistent with the duties normally performed by the most senior executives of comparable entities and shall have all the authority customarily provided to a President and Chief Executive Officer. You will devote substantially your full business time to the performance of your duties and the business and affairs of Iron Mountain and its affiliates and will not undertake or engage without the consent of the Board in any other employment, occupation or business enterprise. Notwithstanding the preceding sentence, you may manage your personal investments and may participate in non-profit, charitable, civic, education, professional, community and industry activities without the further consent of the Board as long as such activities do not materially interfere with the performance of your duties for Iron Mountain. With respect to service as a director (of any organization), the Board consents to your continued participation on the board of directors of Qantas Airways Limited and further consents to your participation on the board of trustees of Carnegie Mellon University and Rensselaer Polytechnic Institute. With respect to service on any other for-profit boards, the Board would have to understand and approve the time demands that may be required in connection with such service on a board. You will be based at Iron Mountain’s global corporate headquarters, currently located in Boston, Massachusetts, but may be required to travel extensively within and outside the United States.

Start Date	January 7, 2013 (“Start Date”).

Compensation

A base salary at the annualized rate of $1,000,000, minus withholdings and deductions and paid on a bi-weekly basis. Your base salary will be payable in U.S. dollars (“USD”) other than 100,000 Swiss Francs, to be paid to you at your address in Switzerland. Your salary and performance will be reviewed in conjunction with the annual compensation review. Following such review, your salary may be increased but not decreased.

You will receive a signing bonus of USD $250,000, minus withholdings, as part of your first regular pay cycle ending after your Start Date.

In addition, you will be eligible for a Senior Executive Relocation program that will assist you and your family in your move from Hong Kong to the greater Boston area. The value of this package will be capped at $600,000 (including all gross up assistance). The program will be revised as necessary to reflect appropriate costs considering the level of your position, your family’s international relocation, temporary housing pending your family’s relocation, family house-hunting trips, and immigration filings for your spouse and appropriate international air travel (including gross ups for any amounts taxable to you). The revisions to the program will be approved by you and Iron Mountain’s EVP, Human Resources. All of such costs must be incurred in 2013.

Iron Mountain will pay your reasonable legal fees and expenses incurred in receiving advice with respect to the drafting and negotiation of this offer.

Benefits

You (together with your spouse and eligible dependents, if any) shall, in accordance with the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to Iron Mountain’s senior management employees. In addition, you will be reimbursed for the cost of your Swiss medical plan insurance coverage.

Business Expenses

Iron Mountain will reimburse you for all reasonable and usual business expenses incurred by you in the performance of your duties on behalf of Iron Mountain in accordance with Iron Mountain’s expense reimbursement policy from time to time in effect.

Employment at-will; Severance	Iron Mountain is an at-will employer; therefore, you and Iron Mountain are free to terminate employment at any time, with or without cause.

Should your employment with Iron Mountain be terminated for any reason other than “cause,” as defined in The Iron Mountain Companies Severance Plan (the “Severance Plan”), you will receive severance pursuant to the terms and conditions of Severance Program No. 2, which is attached hereto and will be a part of the Severance Plan. Notwithstanding any provision therein to the contrary, you and Iron Mountain hereby agree that Severance Program No. 2 (and the Severance Plan and welfare plan of which it is a part as it applies to you with regard to severance) will not be amended or rescinded in any manner that is adverse to you without your prior written consent.

Incentive Compensation	You are eligible to receive an annual performance-based cash bonus of up to 125% of your actual base salary, provided that you are actively employed at the time payment is made.

Equity Awards

We have discussed, and the Compensation Committee and the Board have approved, an initial total equity compensation award package of approximately USD $6,000,000, consisting of a combination of stock options, restricted stock units and performance units. To implement that package, you will receive the following awards, each contingent on you becoming an employee of Iron Mountain:

-     On your Start Date, an award of stock options under the Iron Mountain Incorporated 2002 Stock Incentive Plan (the “2002 SIP”) in an amount equal to a Black-Scholes value of USD $2,000,000. The exercise price for the stock option will be the “fair market value” (as defined in the 2002 SIP) of our stock on your Start Date and the stock option will have a ten (10) year life. The stock options will vest 33% on the first anniversary of your Start Date, another 33% on the second anniversary of your Start Date and will be fully vested on the third anniversary of your Start Date, as long as you continue to be employed by Iron Mountain on those dates.

-     On your Start Date, an award of 63,031 restricted stock units (“RSUs”). The RSUs will vest 0% on the first and second anniversary of your Start Date, 25% on the third anniversary of your Start Date, 25% on the fourth anniversary of your Start Date and will be fully vested on the fifth anniversary of your Start Date, as long as you continue to be employed by Iron Mountain on those dates.

In addition, in March of 2013 in connection with Iron Mountain’s annual equity award grants, the Compensation Committee will make two (2) performance unit (“PU”) awards, representing in total 63,031 PUs, to you as follows:

-     One award, representing 50% of the total PUs, will be correlated with Iron Mountain’s 2013 performance. The performance range on this award will be 0% to 150% of the target award, based on Iron Mountain’s performance for 2013 against Revenue Growth and Return on Invested Capital targets, all of which will be established in March of 2013. Earned PUs will vest and be settled on the third anniversary of grant, as long as you remain employed by Iron Mountain on that date.

-     One award, representing 50% of the total PUs, will be correlated with Total Shareholder Return (“TSR”) performance across a three (3) year period. The performance range on this award will be 0% to 200% of the target award, which will be established in March of 2013. Earned PUs will be settled in stock on the third anniversary of grant, as long as you remain employed by Iron Mountain on that date.

All equity compensation awards will be governed by the 2002 SIP and the applicable award agreements, except as otherwise provided herein or the attachments hereto. The 2002 SIP includes an accelerated vesting provision in the event an award holder is terminated shortly before or within twelve (12) months of a “vesting change in control,” as defined in the 2002 SIP.

Non-Compete	You agree to sign and strictly abide by the attached Employee Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement (the “Non-Compete”).

Section 409A

It is the intention of the parties that no payment or entitlement pursuant to this offer letter will give rise to any adverse tax consequences to any person pursuant to Internal Revenue Code Section 409A (“Section 409A”) and this offer letter shall be interpreted, applied and, to the minimum extent necessary, amended to achieve that intention. To the extent (A) any payments or benefits to which you become entitled under this offer letter, or under any agreement or plan referenced herein, in connection with your termination of employment with Iron Mountain constitute deferred compensation subject to Section 409A and (B) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payments shall not be made or commence until the earlier of (i) the date that is immediately following the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A) from Iron Mountain or (ii) the date of your death following such separation from service. Upon the expiration of the applicable deferral period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment that would result in your receipt of deferred compensation under Section 409A must also constitute a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1). The determination of whether you have incurred a “separation from service” shall not cause any forfeiture of deferred compensation subject to Section 409A on your part, but shall only act, if applicable, as a delay in your receipt of deferred compensation until such time as you incur a “separation from service.” It is intended that each installment of any payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are either exempt from or comply with Section 409A. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this offer letter is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Anything in this offer letter to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treasury Regulation Section 1.409A-3(i)(1)(v)) provided for in this offer letter shall be made to you no later than the end of your taxable year next following your taxable year in which you remit the related taxes.

Complete Agreement; Modification

The matters set forth in this offer letter represent the entire agreement among us with respect to your employment by Iron Mountain, and supersede any previous oral or written communications, negotiations, representations, understandings or agreements, except for those provisions in the Non-Compete and the Severance Plan and Severance Program No. 2 to the extent that any of those materials impose obligations in addition to those set forth herein. Any modification of this offer letter shall be effective only if set forth in a written document signed by you and a duly authorized representative of Iron Mountain. No modification of Iron Mountain’s Bylaws by Iron Mountain shall adversely affect or impair any of your rights with respect to indemnification through the date of such modification and thereafter only by a modification that is generally applicable to all officers and directors.

Assignment

It is anticipated that in connection with its planned conversion to a real estate investment trust, Iron Mountain Incorporated will merge into a wholly owned subsidiary, with the subsidiary surviving such merger. At the time any such merger occurs, the surviving entity will become the employer for purposes of this offer letter and you will become President and Chief Executive Officer of the surviving entity. Except for the foregoing, Iron Mountain may not otherwise assign this offer letter other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to you of a written assumption of this offer letter.

Speaking for myself, and everyone at Iron Mountain, we look forward to working with you.

Sincerely,

/s/ Clarke Bailey

Clarke Bailey

Chair of the Compensation Committee of the Board of Directors

Acceptance

This letter, along with the following attachments, contains agreements and understandings between you and Iron Mountain. Please confirm your acceptance of this offer and your understanding of the attachments by signing two copies of this letter and the Non-Compete and returning one copy to us within five (5) days of receipt of this offer.

a) The Iron Mountain Companies Severance Plan, together with Severance Program No. 2 b) Employee Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement

/s/ William L. Meaney

William L. Meaney

December 1, 2012

Date

EXHIBIT A

The Iron Mountain Companies Severance Plan, together with Severance Program No. 2

THE IRON MOUNTAIN COMPANIES
SEVERANCE PLAN

______________________________

Effective as of March 7, 2012

______________________________

ARTICLE 1

PURPOSE

1.1       Establishment. Iron Mountain Incorporated (the “Company”) hereby adopts effective as of March 7, 2012 and as part of The Iron Mountain Companies Welfare Plan (the “Welfare Plan”), a severance plan for the benefit of its employees eligible hereunder, which shall be known as The Iron Mountain Companies Severance Plan (the “Severance Plan” or the “Plan”). The Severance Plan is a Contract under the Welfare Plan. This document describes the features of the Welfare Plan that are unique to the Severance Plan. Other features of the Severance Plan are located in the policies, documents and rules governing the Welfare Plan.

1.2       Purpose. The purpose of the Severance Plan is to provide transition assistance in the form of severance benefits for Eligible Employees in the event of a Qualifying Termination.

1.3       Effect of Prior Severance Pay Programs, Plans or Arrangements. The Plan supersedes and replaces any prior severance pay programs, plans and arrangements (whether written or oral) for any Participant except (unless otherwise provided in a Severance Program) any SUB Pay Plan and except to the extent embodied in an individually negotiated agreement that provides greater benefits to the Participant. Notwithstanding the preceding sentence, the provisions of any equity compensation plan, agreement thereunder or amendment to either that provides for accelerated vesting or benefits upon a “change in control,” including without limitation a Vesting Change in Control (as defined in the Iron Mountain Incorporated 2002 Stock Incentive Plan, among others) shall remain in full force and effect.

ARTICLE 2

DEFINITIONS

Whenever used in this Plan, the following words and phrases have the meanings set forth below unless the context plainly requires a different meaning or the definition is overridden by a Severance Program, and when the defined meaning is intended, the term is capitalized. Capitalized terms not defined below or in a Severance Program have the meanings set forth in the Welfare Plan.

2.1       “Acquirer(s)” means the person(s) or entity(ies) that acquire(s) the stock or assets of the Company in a Change in Control, and includes persons or entities (a) that directly or indirectly control such person(s) or entity(ies) and (b) that are controlled by or are under direct or indirect common control with such person(s) or entity(ies).

2.2       “Administrator” means the Executive Vice President, Human Resources, of the Company, unless otherwise provided in a particular Severance Program.

2.3       “Cause” means any of: (a) fraud, embezzlement or theft against Iron Mountain; (b) the Participant is convicted of, or pleads guilty or no contest to, a felony; (c) the Participant breaches a fiduciary duty owed to Iron Mountain; (d) the Participant materially breaches any material policy of Iron Mountain, including but not limited to the Code of Ethics and Business Conduct or the Iron Mountain Statement of Insider Trading Policy; (e) the Participant willfully fails to perform his or her material assigned duties (other than by reason of illness); or (f) the Participant commits an act of gross negligence, engages in willful misconduct or otherwise acts with willful disregard for the best interests of Iron Mountain.

2.4       “Change in Control” means the happening of any of the following:

(a)        When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (i) the Company, (ii) a subsidiary of the Company, (iii) a Company employee benefit plan, including any trustee of such plan acting as a trustee, or (iv) Participant, or a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) which includes Participant, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or

(b)        The effective date: (i) of a merger or consolidation of the Company with any other third party, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) at least fifty percent of the total voting power represented by the voting securities of the Company, such surviving entity or the entity that controls such surviving entity outstanding immediately after such merger or consolidation; or (ii) of the sale or disposition of the Company of all or substantially all of the Company’s assets; or

(c)        Individuals who on the Effective Date constituted the Company’s Board of Directors (together with any new directors whose election to the Board of Directors, or whose nomination for election by the stockholders, was approved by a vote of two-thirds of the directors then in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease to constitute a majority of the Board of Directors of the Company then in office.

2.5       “Closing Date” means the date on which the Change in Control occurs.

2.6       “Company” has the meaning set forth in Section 1.1.

2.7       “Effective Date” means March 7, 2012.

2.8       “Eligible Employee” means an individual who is a common law employee of Iron Mountain working in the United States; provided, however, that the term Employee does not include: (a) temporary or irregular employees or contractors; (b) independent contractors; (c) leased employees within the meaning of Section 414(n) of the Code; and (d) except to the extent specifically bargained for, members of a collective bargaining unit; and provided, further, that any individual described in subparagraphs (b) or (c) of this Section shall remain ineligible to

2

participate in the Welfare Plan, notwithstanding any recharacterization of the individual as an employee for any federal, state or local law purpose.

2.9       “Employee Confidentiality and Non-Competition Agreement” means an agreement, in a form satisfactory to Iron Mountain, that restricts the Participant from using confidential information of Iron Mountain and from competing with Iron Mountain.

2.10     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.11     “Good Reason,” if applicable under a particular Severance Program, has the meaning set forth in that Program. Before a termination for Good Reason can be considered to be a Qualifying Termination, a Participant must provide notice to the Administrator within ninety days of the existence of the Good Reason event, and Iron Mountain shall have thirty days within which to remedy the issue.

2.12     “Iron Mountain” means the Company and each Affiliated Employer.

2.13     “Participant” means, except as otherwise provided in an applicable Severance Program, an Eligible Employee who, at the time of termination, is regularly scheduled to work at least thirty hours per week, has been employed by Iron Mountain for a continuous period of at least ninety days and is covered by a Severance Program.

2.14     “Plan” or “Severance Plan” means The Iron Mountain Companies Severance Plan, as set forth herein, with any and all supplements and amendments hereto that may be in effect.

2.15     “Qualifying Termination” means (a) the termination of a Participant’s employment by Iron Mountain solely as a result of Iron Mountain’s elimination of his or her job or position or for one or more reasons that do not constitute Cause or (b) if specifically provided for in the Severance Program applicable to a Participant, the termination of a Participant’s employment by the Participant for Good Reason if the termination occurs within up to six months of the Good Reason event.

2.16     “Separation and Release Agreement” means an agreement and general release, in a form satisfactory to the Company, that releases and forever discharges the Company and its affiliates, officers, employees and directors from all claims and damages that the Participant may have in connection with or arising out of his or her employment or the termination of employment with Iron Mountain.

2.17     “Severance Benefits” means the benefits provided hereunder, as determined pursuant to Article 3.

2.18     “Severance Pay” means the portion of Severance Benefits that are generally payable in cash, as provided in a Participant’s Severance Program.

2.19     “Severance Period” means the period provided in the Participant’s Severance Program.

2.20     “Severance Program” means the program(s) listed on Exhibit A, as amended and in effect from time to time, that provide the specific benefit entitlement(s) available under this

3

Plan to a Participant at the time of the Qualifying Termination. The terms of each such Severance Program shall be incorporated herein and made a part hereof. No Participant shall be entitled to Severance Benefits under more than one Severance Program and the Administrator shall have sole discretion to determine which Severance Program shall apply to a Participant.

2.21     “SUB Pay Plan” means the Iron Mountain Information Management, Inc Supplemental Unemployment Benefits Plan and Summary Plan Description for Salaried Employees and the Iron Mountain Information Management, Inc Supplemental Unemployment Benefits Plan and Summary Plan Description for Hourly Employees, each as amended and in effect from time to time.

2.22     “Successor Entity” means an entity resulting from (a) the merger, consolidation or share exchange involving an Iron Mountain entity in which it is not the surviving entity or (b) any entity succeeding to substantially all of the assets and business of an Iron Mountain entity.

2.23     “Welfare Plan” has the meaning set forth in Section 1.1.

ARTICLE 3

BENEFITS

3.1       Eligibility for Severance Benefits.

(a)        Subject to the remaining requirements of this Section 3.1, a Participant shall become entitled to Severance Benefits under this Plan in the event he or she experiences a Qualifying Termination.

(b)        For the avoidance of doubt, a Participant shall not be eligible for Severance Benefits if the Participant is terminated by Iron Mountain for Cause or if the Participant quits (unless the Participant quits for Good Reason and the Severance Program applicable to the Participant permits Severance Benefits under such circumstances).

(c)        Unless otherwise provided in the definition of Good Reason or in an applicable Program, a Participant shall not be eligible for Severance Benefits if the Participant has been offered other employment without a material diminution in the sum of base compensation plus target nonequity incentive compensation by Iron Mountain or by a Successor Entity in the same or a similar position as Participant’s position and that is at the same location or within fifty miles of the Participant’s office or primary work location as of the date he or she was notified of his or her proposed Qualifying Termination. Further, if the Participant is able to secure another position with Iron Mountain or with a Successor Entity prior to the payment of Severance Benefits relating to what otherwise would constitute a Qualifying Termination with respect to a prior position, all unpaid Severance Benefits shall be forfeited and, if applicable, no vesting acceleration of any equity compensation shall occur.

(d)       A Participant must satisfy each of the following conditions in order to receive Severance Benefits hereunder:

4

(i)                                 The Participant must not have notified Iron Mountain (whether orally or in writing) of his or her intention to terminate employment with Iron Mountain for any reason (including, by way of illustration and not limitation, voluntary resignation, normal retirement or early retirement) prior to Iron Mountain’s announcement of the proposed Qualifying Termination and effective as of a date within 3 months of the proposed Qualifying Termination (other than a notice provided by a Participant in the case of a termination for Good Reason, if applicable under the Severance Program for the Participant); and

(ii)                             The Participant must not be on an FMLA, maternity or other statutorily protected leave of absence or otherwise absent from work and not regularly performing services for Iron Mountain as of the date of the Qualifying Termination; and

(iii)                         The Participant must sign, and not revoke, if applicable, within the period specified therein, a Separation and Release Agreement, and if provided for under the applicable Severance Program, an Employee Confidentiality and Non-Competition Agreement and any other agreement(s), in each case, in a form satisfactory to the Company.

3.2                            Severance Benefits. A Participant’s Severance Benefits, including Severance Pay, will be the amount determined under the applicable Severance Program for the Participant’s position in effect as of the date of the Qualifying Termination.

3.3                            Time and Manner of Payment. Payments hereunder will be made as follows.

(a)                               Payments of Severance Pay will be made in equal installments over the Severance Period (or such other period as specified in the applicable Severance Program) in accordance with Iron Mountain’s regular payroll intervals applicable to the Participant immediately prior to the Qualifying Termination. Such payments will commence as of the first regular payroll date following the Qualifying Termination; provided, however, that no payment will be made earlier than the sixtieth day following a Qualifying Termination if the Participant is required to execute a Separation and Release Agreement; and provided, further, that any applicable revocation period will have expired before any payment.

(b)                              All Severance Benefits shall be subject to applicable federal, state, local and other tax withholding as required by law.

(c)                               Any payments due hereunder for Severance Pay shall be reduced by any other severance or termination payment due to a Participant, including, by way of illustration and not limitation, any amounts paid pursuant to federal, state or local government worker notification (e.g., Worker Adjustment and Retraining Notification (“WARN”) Act) or office closing requirements, any amounts paid pursuant to a SUB Pay Plan, any amounts owed a Participant pursuant to a contract with Iron Mountain and amounts paid to a Participant placed in a temporary layoff status (often referred to as a

5

furlough), which immediately precedes the commencement of Severance Benefits hereunder. In addition, to the extent any federal, state or local government regulation provides for payments related to accrued wages, bonuses, commissions, reimbursements, vacation pay or other benefits in an amount or manner different from Iron Mountain’s policies and programs, including this Plan, any payments hereunder for Severance Pay shall be offset by such amounts.

3.4                            Rehire. If a Participant entitled to Severance Benefits is reinstated, he or she will not be required to reimburse Iron Mountain or an Acquiror for any payments received hereunder prior to being rehired. Any unpaid Severance Pay will be forfeited upon a Participant’s rehire by Iron Mountain or an Acquiror.

3.5                            Subsequent Employment. A Participant who receives payments hereunder for Severance Pay shall not be required to mitigate the amount of any such payments by seeking other employment or otherwise, and subject to Section 3.4 hereof, no such payment shall be offset or reduced by the amount of any compensation provided to the Participant in any subsequent employment.

3.6                            Accrued Wages and Expense Reimbursements. In addition to the Severance Benefits under this Plan, a Participant who experiences a Qualifying Termination shall be entitled to: (a) accrued wages due through the date of the Qualifying Termination in accordance with Iron Mountain’s normal payroll practices; (b) any accrued but unused vacation pay; and (c) reimbursement for any unreimbursed business expenses properly incurred by the Participant prior to the date of the Qualifying Termination in accordance with Iron Mountain’s policy (and for which the Participant has submitted any required documentation). In addition, a Participant that is subject to a commission plan or arrangement shall receive all commissions properly earned, but not yet paid, in accordance with the terms of such plan or arrangement. All payments shall be subject to proper tax withholding.

3.7                            Settlement of Accounts. Iron Mountain may deduct (after all applicable tax withholdings have been deducted) from payments hereunder any indebtedness, obligation or liability owed by the Participant as of his or her date of termination, as permitted under applicable law.

ARTICLE 4

MISCELLANEOUS

4.1                            Employment Status. This Severance Plan does not constitute a contract of employment or impose on Iron Mountain any obligation to retain any Eligible Employee as an employee or to change any employment policies of any Iron Mountain entity. Upon a Qualifying Termination hereunder, an Eligible Employee will thereafter cease to be an employee for any and all purposes.

4.2                            Right to Amend or Terminate. The Company, by action of its Executive Vice President, Human Resources, reserves the right at any time and from time to time to amend or terminate this Severance Plan; provided, however, that with respect to the provisions of the Severance Plan and any Severance Program that may apply to the Executive Vice President, Human Resources, the Compensation Committee of the Board of Directors of the Company shall

6

have such authority; and provided, further, that subsequent to any Closing Date, the Plan and each of the Severance Programs, all as in effect at the Closing Date, shall be maintained in substance and effect for at least eighteen months following any Closing Date, subject only to administrative, process or other amendments or changes that do not materially affect the rights of Eligible Employees hereunder. In the event a Change in Control is structured as a sale of all or substantially all of the assets of the Company, the Company will negotiate for the Acquirer to assume and perform the obligations set forth in this Plan.

4.3                            Plan Interpretation. Without limiting the provisions of Articles 11 and 12 of the Welfare Plan, the determination of whether a Participant has experienced a Qualifying Termination, including, by way of illustration and not limitation, whether a termination is for Cause or Good Reason, will be made by the Administrator, in his, her or its sole and absolute discretion, and such determination will be conclusive and binding on the Participant.

4.4                            Large Scale Reduction in Force. In the event of a large scale reduction in force and except as otherwise limited by Section 4.2, the Company reserves the right, on its behalf and on behalf of all Affiliated Employers, to reduce, due to economic factors, the benefits set forth in Article 3 of the Severance Plan.

4.5                            Section 409A of the Code. It is the intention of the parties that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code. The Administrator shall interpret and apply the Plan to that end, shall treat a series of installment payments as separate payments (as permitted under Treas. Reg. § 1.409A-2(b)(2)) and shall not give effect to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A of the Code; provided, however, that nothing herein shall require Iron Mountain to provide a Participant with any gross-up for any tax, interest or penalty that may be incurred under Section 409A of the Code or otherwise. Any reimbursements due or expenses to be paid under any provision of this Severance Plan shall be paid not later than March 15 of the year following the year in which the expense is incurred. In the case of any payment on termination (other than in compliance with the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Section 409A of the Code and other than any payment that is a “short-term deferral” within the meaning of Treas. Reg. § 1.409A-1(b)(4)(i)) while a Participant is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, in no event will such payment be made earlier than six months after the Participant’s “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h). In the event that, due to Section 409A of the Code, a Participant does not receive one or more cash payments that would otherwise be due during that six month period, all such delayed payments will be made on the first day after the six-month anniversary of his or her “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h), and thereafter any remaining payments shall be made in accordance with any existing schedule.

4.6                            Section 4999 of the Code. Nothing herein shall require Iron Mountain to provide a Participant with any gross-up for any tax, interest or penalty that may be incurred under Section 4999 of the Code or otherwise with respect to any excess parachute payment.

7

EXHIBIT A

List of Severance Programs

Severance Program No. 1

Severance Program No. 2 (adopted November 29, 2012)

THE IRON MOUNTAIN COMPANIES SEVERANCE PLAN

SEVERANCE PROGRAM NO. 2

Adopted as of November 29, 2012

By action of the Compensation Committee on November 29, 2012

ARTICLE 1

PURPOSE

The purpose of this Program is to specify the benefits available to certain employees of Iron Mountain Incorporated and/or its Affiliated Employers in the event of their Qualifying Termination.

This document is a part of The Iron Mountain Companies Severance Plan, which itself is part of The Iron Mountain Companies Welfare Plan, and is part of the summary plan description for the Welfare Plan. This document provides an overview of the benefits available and must be read in conjunction with the Severance Plan where, for example, certain capitalized terms not otherwise defined below are defined and the Welfare Plan where, for example, claims procedures are set forth. In the event of an inconsistency between this document and the Severance and Welfare Plan documents, the provisions of this document will govern.

The Severance Plan and this Severance Program No. 2 (the “Program”) is administered by the Compensation Committee of the Board of Directors of Iron Mountain Incorporated (the “Administrator”), which shall act as the “named fiduciary” and “plan administrator” under ERISA with respect to this benefit. The Administrator has discretionary authority to make factual determinations, to construe and administer the Plan, to interpret any ambiguities and to resolve any and all issues hereunder, provided that any and all such determinations, constructions, administration, interpretations and/or resolutions shall be subject to Section 3.6 hereof.

ARTICLE 2

SCOPE

This Program applies to William L. Meaney and he is hereby deemed to be the Participant hereunder in an action of the Administrator (“Covered Employee”).

A Covered Employee is eligible for Severance Benefits under the Severance Plan if he experiences a Qualifying Termination. Qualifying Termination is defined in the Severance Plan but basically means that an individual’s employment is involuntary terminated other than for Cause (as defined in the Severance Plan). Under this Program –

“Cause” has the following meaning: (a) fraud, embezzlement or theft against Iron Mountain; (b) the Covered Employee is indicted for a felony or convicted of, or pleads guilty or no contest to, a felony; (c) the Covered Employee breaches a material fiduciary duty owed to Iron Mountain; (d) the Covered Employee materially breaches any material policy of Iron Mountain, including but not limited to the Code of Ethics and Business Conduct or the Iron Mountain Statement of Insider Trading Policy; (e) the Covered Employee willfully fails to perform his material assigned duties (other than by reason of illness); or (f) the

Covered Employee commits an act of gross negligence or engages in willful misconduct in the performance of his duties, or commits any other act of gross negligence or willful misconduct that would reasonably be expected to cause significant damage to Iron Mountain’s business interests.

A Qualifying Termination also includes a termination by the Covered Employee of his employment for Good Reason. Good Reason means that Iron Mountain has, without the Covered Employee’s consent (and after notice and opportunity for correction), (a) materially diminished the sum of his base compensation plus target nonequity incentive compensation, (b) required the Covered Employee to be based at an office or primary work location that is greater than fifty miles from Boston, Massachusetts, (c) materially diminished the Covered Employee’s authority and/or responsibilities and/or assigned the Covered Employee to duties and responsibilities that are generally inconsistent with his position with Iron Mountain prior to the change, (d) ceased to have the Covered Employee report directly to the Board or (e) materially breached this Program or the offer letter dated November 30, 2012 entered into by and between Iron Mountain and the Covered Employee. A termination for Good Reason must occur within six months of the Good Reason event but before a termination for Good Reason can be considered to be a Qualifying Termination, a Covered Employee must provide the Administrator with notice within ninety days of the existence of the Good Reason event and Iron Mountain shall have thirty days within which to remedy the issue.

ARTICLE 3

SEVERANCE BENEFITS

3.1                            Severance Pay. The amount of Severance Pay payable under this Program is based on the Covered Employee’s compensation level, including “Base Salary” and “Target Bonus Payment,” as well as the “Severance Period,” each as defined below.

(a)                               “Severance Period” shall be the twelve month period following a Covered Employee’s Qualifying Termination, or twenty-four month period in the event of an Anticipatory Termination (as defined below) or a Qualifying Termination during the two year period following a Change in Control.

(b)                              “Base Salary” is the Covered Employee’s weekly or biweekly (as applicable) rate of pay as of the date of termination without regard to other forms of compensation, such as overtime, bonuses or equity compensation. A Covered Employee who experiences a Qualifying Termination will receive an amount equal to fifty-two weeks of Base Salary during the Severance Period.

(c)                               “Target Bonus Payment” is the amount of the annual target performance-based bonus for the year in which termination occurs, which would otherwise be payable on or about March 15th of the year following the year of termination. If the annual target performance-based bonus for the year in which termination occurs has not yet been determined as of the Covered Employee’s termination, the annual target performance-based bonus for the prior year shall be used.

2

(d)                             In the event of a Qualifying Termination, the Covered Employee shall receive an amount equal to (i) the sum of his (A) Base Salary then in effect and (B) Target Bonus Payment, which sum will be payable to him in accordance with the regular payroll practices of the Company in equal installments over the Severance Period, and (ii) his actual annual incentive compensation earned in respect of the year in which his termination occurs based on actual performance in accordance with Iron Mountain’s annual incentive compensation program, with such bonus pro-rated from the beginning of the fiscal year of termination through to the actual termination date, and payable to him on March 1st of the year following the year of termination; provided, however, that if such Qualifying Termination occurs upon or within the two year period following a Change in Control (or such Qualifying Termination occurs (x) prior to such Change in Control at the direction of a third party or (y) 90 days prior to such Change in Control (any such termination by Iron Mountain without Cause or the Covered Employee voluntarily terminating his employment for Good Reason, an “Anticipatory Termination”), and in all events such Change in Control occurs), in lieu of the amount of cash severance provided under Section 3.1(d)(i) hereof, the Covered Employee will receive an amount equal to two times the sum of his (A) Base Salary then in effect and (B) Target Bonus Payment, which sum will be payable to him in accordance with the regular payroll practices of the Company in equal installments over the Severance Period. For the avoidance of doubt, upon any such termination, the Covered Employee will also receive the pro rata bonus under Section 3.1(d)(ii) hereof and at the time specified therein.

(e)                               In the event of a Qualifying Termination after the Covered Employee notifies the Company in writing of his termination without Good Reason, the Covered Employee shall not be entitled to any of the benefits provided under this Program other than pursuant to Section 3.6 of the Severance Plan (in addition to any earned but unpaid bonus).

3.2                            Other Benefits.

(a)                               Provided the Covered Employee elects to continue in Iron Mountain’s group medical and/or dental coverage under the federal law known as “COBRA,” Iron Mountain will pay to the Covered Employee, on a monthly basis, a taxable amount equal to 100% of the cost of such coverage until the earlier of (a) the end of the Severance Period and (b) the date on which the Covered Employee terminates his COBRA coverage under the applicable Iron Mountain group welfare plan; provided, however, that if such Qualifying Termination qualifies as an Anticipatory Termination or occurs upon or within two years after a Change in Control, the monthly payment under this Section 3.2(a) will continue until the earlier of (i) eighteen months from termination and (b) the date on which the Covered Employee terminates his COBRA coverage under the applicable Iron Mountain group welfare plan. If after the end of the period described in the preceding sentence the Covered Employee remains COBRA-eligible, he must pay for the entire remaining cost of COBRA coverage if he wishes to continue the coverage.

(b)                              A Covered Employee who experiences a Qualifying Termination is eligible for outplacement services through a provider selected by Iron Mountain for a period of nine months following termination.

3

(c)                               The definition of the phrase “Good Reason” as used in connection with a “Vesting Change in Control” under an equity compensation plan of the Company shall include the following additional component: “a material diminution in the responsibilities or title of the Optionee’s position with Iron Mountain and/or the assignment to Optionee of duties and responsibilities that are generally inconsistent with the Optionee’s position with Iron Mountain [immediately prior to the Vesting Change in Control].” For the avoidance of doubt, “Good Reason” under an equity compensation plan will have occurred if the foregoing component or one of the components of “Good Reason” as used in connection with a “Vesting Change in Control” under an equity compensation plan of Iron Mountain shall have occurred.

(d)                             Notwithstanding the terms in any equity compensation plan to the contrary, for purposes of determining when a termination occurs in connection with a “Vesting Change in Control,” such termination must occur (x) prior to such Vesting Change in Control at the direction of a third party or (y) 90 days prior to such Vesting Change in Control or up to two years following the Vesting Change in Control (rather than a termination 14 days before or up to 12 months after a Vesting Change in Control, as currently provided in the Fourth Amendment to the Iron Mountain Incorporated 2002 Stock Incentive Plan).

(e)                               The Severance Plan and this Program supersede and replace any prior severance pay programs, plans and arrangements (whether written or oral) for any Covered Employee except any benefit payable under a Supplemental Unemployment Benefit Plan and except to the extent embodied in an individually negotiated agreement that provides greater benefits to the Covered Employee.

3.3                            Termination due to Death and Disability. In the event of a Covered Employee’s termination as a result of death or disability, the Covered Employee (or his estate) shall be entitled to amounts otherwise due under Section 3.1(d)(ii) hereof and Section 3.6 of the Severance Plan (in addition to any earned but unpaid bonus) as if he had experienced a Qualifying Termination. For purposes of the preceding sentence, a Covered Employee will be treated as having been terminated as a result of disability if Iron Mountain terminated the individual because he is prevented by illness, accident, disability or any other physical or mental condition to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of Iron Mountain and the Covered Employee or his personal representative(s)) from substantially performing his duties and responsibilities hereunder for one or more periods totaling one hundred eighty days in any twelve month period.

3.4                            Time and Manner of Benefits.

(a)                               No Severance Pay provided in Section 3.1 or Other Benefits provided in Section 3.2 will be paid or provided under the Program unless the Covered Employee has signed and timely returned, and not revoked, if applicable, a “Release,” in the form attached hereto.

(b)                              Except with respect to amounts due under Section 3.1(d)(ii) hereof, Severance Pay and COBRA payments will be paid in equal installments over the applicable Severance Period in accordance with the Covered Employee’s regular payroll intervals prior to the Qualifying Termination and will be subject to applicable

4

withholding. Subject to Section 3.4(e), payments under this Program will begin on the sixtieth day following the Qualifying Termination; provided, however, that any applicable revocation period under a Release will have expired before any payment; and provided, further, that any payments that are deferred during such sixty-day period will be paid in a lump sum on said sixtieth day.

(c)                               Severance Pay will be inclusive of any other severance or termination payments due to a Covered Employee (such as a payment required pursuant to a Supplemental Unemployment Benefits Plan or WARN), any amounts owed a Covered Employee pursuant to a contract with Iron Mountain and amounts paid to a Covered Employee placed in a temporary layoff status (often referred to as a furlough).

(d)                             If a Covered Employee is later rehired by Iron Mountain, he may keep whatever Severance Pay has been paid prior to being rehired, but will lose any right to unpaid Severance Pay.

(e)                               In the case of any payment on termination (other than in the event of death or disability within the meaning of Section 409A of the Internal Revenue Code (the “Code”) or in compliance with the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Code Section 409A) while the Covered Employee is a “specified employee,” in no event will such payment be made earlier than six months after the date the Covered Employee’s employment terminates. In the event that, due to Code Section 409A, the Covered Employee does not receive one or more cash payments that would otherwise be due during such six month period, all such delayed payments will be made on the first day after the six month anniversary of his employment termination, and thereafter any remaining payments shall be made in accordance with any previously agreed-upon schedule. Any termination of a Covered Employee’s employment that would result in his receipt of nonqualified deferred compensation under Code Section 409A must also constitute a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1). The determination of whether a Covered Employee has incurred a “separation from service” shall not cause any forfeiture of deferred compensation subject to Code Section 409A on the part of the Covered Employee, but shall only act, if applicable, as a delay in his receipt of deferred compensation until such time as he incurs a “separation from service.” It is intended that each installment of any payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this document is ambiguous as to its compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder are either exempt from or comply with Section Code 409A.

3.5                            Amendment. No amendment shall be made to this Program without the written consent of the Company and the Covered Employee.

3.6                            Arbitration. Any dispute or claim to enforce the terms of this Program will, notwithstanding any provision in the Severance Plan to the contrary, be settled in a binding

5

arbitration in Boston, Massachusetts conducted under the Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitrator shall have the discretionary and final authority to make factual determinations, to construe and administer the Plan, to interpret any ambiguities and to resolve any and all issues hereunder and to undertake a de novo review of any prior decision of the Administrator, in each case, without providing any deference to any prior decision of the Administrator. A decision and award of the arbitrator shall be exclusive, final and binding. The arbitrator shall maintain the confidentiality of the arbitration to the maximum extent allowed under the Rules. The arbitrator shall have no authority to award punitive damages against Iron Mountain or a Covered Employee or to add to, alter, amend or refuse to enforce any portion of this Program. The arbitrator is authorized to award any party or parties such sums as he shall deem proper for the time and expense of arbitration; provided, however, that the arbitrator shall not have the authority to award legal fees paid by either party to enforce or defend a claim pursuant to this Program.

3.7    Code Section 4999. If it is determined that the Covered Employee is entitled to payments and/or benefits provided by this Program or any other plan, arrangement or agreement with Iron Mountain or any affiliate (“Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “280G Excise Tax”), Iron Mountain shall cause to be determined, before any portion of the Payments are paid to the Covered Employee, which of the following two alternative forms of payment would maximize the Covered Employee’s after-tax proceeds: (a) payment in full of the entire amount of the Payments; or (b) payment of only a part of the Payments (reduced to the minimum extent necessary) so that the Covered Employee receives the largest payment possible without the imposition of the 280G Excise Tax (“Reduced Payments”). If it is determined that Reduced Payments will maximize Covered Employee’s after-tax benefit, then (1) cash compensation subject to the six-month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced first, payments in respect of whole value equity grants (commencing with the last equity grant to vest) shall be reduced second, payments in respect of stock options and stock appreciation rights (commencing with the last equity grant to vest) shall be reduced third, and lastly, cash payments that are not subject to the six-month delay rule in Code Section 409A(a)(2)(B)(i) shall be reduced, (2) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative and (3) the Covered Employee shall have no rights to any additional payments and/or benefits constituting the Payments. To the extent not negating this paragraph under Code Section 280G and not in violation of Code Section 409A, the Covered Employee may direct an alternative order of reduction. Unless Iron Mountain and the Covered Employee otherwise agree in writing, any determination required under this Section 3.7 shall be made in writing by independent public accountants agreed to by Iron Mountain and the Covered Employee (the “Accountants”), whose determination shall be conclusive and binding upon the Covered Employee and Iron Mountain for all purposes. For purposes of making the calculations required by this Section 3.7, the Accountants may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. Iron Mountain and the Covered Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. Iron Mountain shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 3.7.

6

RELEASE

This Release is being executed and delivered in accordance with Section 3.4(a) of Severance Program No. 2 under The Iron Mountain Companies Severance Plan. Each capitalized term used in this Release without definition has the meaning given to such term in Severance Program No. 2.

In exchange for the promises and payments described in Severance Program No. 2, you (on behalf of yourself and your heirs, executors, administrators and assigns) hereby release and forever discharge Iron Mountain, its subsidiaries and affiliates, and all of their current and former directors, officers, employees, agents, successors and assigns (collectively, the “Released Parties”), from any and all suits, claims, demands, debts, sums of money, damages, interest, attorneys’ fees, expenses, actions, causes of action, judgments, accounts, promises, contracts, agreements, and any and all claims of law or in equity, whether now known or unknown, which you now have or ever have had against the Released Parties, or any of them, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Genetic Information Nondiscrimination Act, any state antidiscrimination law that is analogous to the foregoing and any other federal, state or local statute, regulation, ordinance or common law and all claims related to or arising out of your employment or the termination of your employment with Iron Mountain. You also waive any right you may have to recover any compensation or damages in any action against any of the Released Parties brought by any governmental entity on your behalf or on behalf of any class of which you may be a member. You hereby represent that you have not previously filed or joined in any complaints, charges or lawsuits against Iron Mountain pending before any governmental agency or court of law relating to your employment and/or the termination thereof.

This General Release of Claims shall not apply to: (1) any vested interest you may have in any 401(k), pension or profit sharing plan, stock option agreement or any other employee benefit plan by virtue of your employment with Iron Mountain; (2) any claims that may arise after this Release is signed; (3) any claim that may not be waived by law; (4) any right you may have to indemnification and/or advancement of legal fees by Iron Mountain or under its director’s and officer’s liability insurance coverage, under any agreement between you and Iron Mountain, under any provision of Iron Mountain’s Bylaws or plans or by application of law; and (5) any claim arising from any breach by Iron Mountain of its obligations under the Severance Program No. 2.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Release as of this        day of                           , 20    .

7

EXHIBIT B

Employee Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement

EMPLOYEE CONFIDENTIALITY, NON-COMPETITION,
NON-SOLICITATION AND ASSIGNMENT OF INVENTIONS AGREEMENT

FOR AND IN CONSIDERATION of my employment and of the salary, benefits, and any other compensation hereafter to be paid me by or on behalf of Iron Mountain Incorporated and/or any of its parent corporations, subsidiaries, affiliates, successors, or assigns (hereinafter “Iron Mountain”), as well as other consideration, the sufficiency of which is hereby acknowledged, and acknowledging that Iron Mountain is employing me in reliance upon my full compliance with this Agreement, I covenant, promise and agree as follows:

1. Confidentiality: I expressly acknowledge and agree that all Confidential Information is and shall remain the sole property of Iron Mountain or any third party to whom Iron Mountain owes an obligation of confidentiality and that I will hold it in strictest confidence. For purposes of this Agreement, “Confidential Information” means trade secrets and confidential and proprietary information of Iron Mountain or information provided to Iron Mountain or me under an obligation of confidentiality to a third party, whether in written, oral, electronic or other form, including, but not limited to, all information concerning the business, contemplated future business, prospects and any other affairs of Iron Mountain, information and facts concerning business plans and strategies, pricing information, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists or inventions, and/or any other scientific, technical or trade secrets of Iron Mountain or of any third party provided to Iron Mountain or me under a condition of confidentiality, provided that Confidential Information will not include information that is in the public domain other than through any fault or act by me. The term “trade secrets,” as used in this Agreement, will be given its broadest possible interpretation under Massachusetts law and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents. I acknowledge and agree that (a) Iron Mountain’s methods of operation, software and computer programs developed by or for Iron Mountain for use in its business, the identity of customers and prospects, pricing and marketing strategies, service offerings and sales techniques, and other forms of non-public information developed or used by Iron Mountain and maintained on a confidential basis, constitute Confidential Information and are highly valuable to Iron Mountain; (b) my unauthorized disclosure or use of Confidential Information could irreparably damage Iron Mountain; and (c) as an employee of Iron Mountain, I have or will have access to (and receive compensation from Iron Mountain to use, develop and/or contribute to the development of) such Confidential Information.

2. Non-Disclosure: I shall not, at any time, either while I am employed by Iron Mountain or after the termination of such employment, disclose any Confidential Information to any person or entity or employ the same in any way other than for the benefit of Iron Mountain and with its full knowledge and consent. I shall similarly keep confidential any information that belongs or pertains to any current or prospective Iron Mountain customer or client. Notwithstanding the forgoing, it is understood that (i) I may disclose any such information in connection with the good faith performance of my duties on behalf of Iron Mountain and (ii) I may comply with legal process; provided, however, that if I anticipate making such a disclosure to comply with legal process, I agree to provide Iron Mountain with ten (10) days advance written notice or, if such notice is not practicable under the circumstances, with as much advance written notice as is practicable and I will continue to exercise reasonable efforts to preserve the confidentiality of the Confidential Information, including by reasonably cooperating with Iron Mountain to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information in such proceeding.

3. Non-Competition: During my employment with Iron Mountain and for two years following the termination thereof, I shall not, directly or indirectly, for my own account, or in any capacity on behalf of any other third person or entity, whether as an officer, director, employee, partner, joint venturer, consultant, investor (other than of an interest of 2% or less in a publicly-traded entity) or otherwise engage, or assist others engaged, in whole or in part, in any business which directly competes with Iron Mountain anywhere in the world. For the purposes of this Agreement, a person or entity shall be deemed to “directly compete” with Iron Mountain if it is engaged in the business of records storage management; document imaging, management and business process outsourcing related to customer solutions and applications for document storage; software escrow services; shredding and other document destruction services; related consulting services or any other service or line of business that Iron Mountain may be engaged in or is actively planning or preparing to

1	Initial

engage in at the time of termination of my employment with Iron Mountain; provided, however, (i) that such consulting services or other service or line of business generated in the year prior to the termination of my employment with Iron Mountain or is reasonably expected to generate within three years of the termination of my employment with Iron Mountain at least $75 million in annual revenues and (ii) that after my employment with Iron Mountain terminates, nothing in this Section 3 shall prohibit me from serving as the Chief Executive Officer of the parent company of a conglomerate (or a portion of a conglomerate) that directly competes with Iron Mountain so long as the total gross revenues under my supervision during the 12-month period of such conglomerate last ending prior to my commencement of employment that are derived from the businesses that directly compete with Iron Mountain (1) do not exceed $250 million or (2) do not constitute more than 10% of the total consolidated gross revenues of such conglomerate (or portion of the conglomerate, as the case may be) during such period, regardless of the amount of such revenues; provided, however, that in no event shall I be the principal or chief executive or operating officer of such competing businesses. (By way of example, I may be the CEO of the conglomerate or a division of the conglomerate within which the competing businesses are operated, but will not be directly responsible for the management of such competing businesses.) I understand and agree that this covenant is necessary to protect Iron Mountain’s business interests, including its relationships with its customers and clients and its Confidential Information. I understand and agree that this covenant is necessary to protect Iron Mountain’s business interests, and that because of the amount and nature of the Confidential Information to which I have access during my employment, as well as the worldwide nature of Iron Mountain’s business, no further geographic limitation on the scope of this covenant is appropriate.

4. Non-Solicitation: During my employment with Iron Mountain and for two years following the termination of employment, I shall not, directly or indirectly, on behalf of myself or any other person or entity, solicit or accept business that would “directly compete” with Iron Mountain (as defined in Section 3 above) from any (i) customers of Iron Mountain that were customers at the time of the termination of my employment or (ii) prospective customers of Iron Mountain who, within the six (6) month period prior to the termination of my employment, were directly solicited by me or where, directly or indirectly, in whole or in part, I supervised or participated in solicitation activities related to such prospective customers, provided that the foregoing with regard to accepting (but not soliciting) shall not apply to the extent that I am performing my duties for an entity I am permitted to work for under Section 3 so long as I am not directly involved, on an external or internal basis, with the recruitment of such customer, including developing the pricing or other material terms of the relationship with such customer with regard to competing products or services. I also agree not to attempt to induce any such actual or prospective customer or client to terminate or limit its relationship with Iron Mountain, subject to the above proviso. I also agree that during my employment with Iron Mountain and for two years following the termination of employment, I will not, directly or indirectly, on behalf of myself or others, hire, attempt to hire, solicit for employment, seek to retain on an independent contractor or consultant basis, or in any way encourage the departure, resignation or other termination of employment or relationship of, any employee or consultant of Iron Mountain; provided, however, that any such consultant derives at least 50% of its revenues from providing services to Iron Mountain and further provided that the foregoing shall not apply to (i) actions taken in the good faith performance of my duties to Iron Mountain, (ii) general advertising not targeted at employees of Iron Mountain or (iii) my serving as a reference for any employee or consultant upon request.

5. Inventions: During my employment with Iron Mountain, I shall fully disclose as soon as possible in writing to Iron Mountain all ideas, inventions and developments (including those related to software, computer programs or processes, and including improvements upon existing software or processes), made or conceived by me, solely or jointly with another or others, within the scope of my employment with Iron Mountain and relating to any present or contemplated business of Iron Mountain. I acknowledge and agree that any such ideas, inventions and developments are, and shall remain, the exclusive property of Iron Mountain. Without limiting the foregoing, I also acknowledge that all original works of authorship which are made by me, solely or jointly with others, within the scope of my employment or which relate to the business of Iron Mountain or an Iron Mountain affiliate and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. § 101).

6. Documentation/Assignment: I shall promptly review and execute applications for copyright registration and/or letters patent of the United States and of such foreign countries as Iron Mountain may elect, for such of the inventions and developments contemplated above as Iron Mountain may direct, which said applications shall be prosecuted at the expense of Iron Mountain by attorneys chosen by Iron Mountain. I shall execute and deliver assignments to Iron Mountain for my entire right, title and interest in and to said inventions and developments and the applications and the letters patent therefor. I shall execute all papers essential or desirable to carry out the spirit and intent hereof, and shall give all reasonable assistance in establishing, protecting, maintaining, and transferring the rights of Iron Mountain in said inventions, developments, applications and letters patent.

7. Duration of Obligations: No change as regards my duties or position with Iron Mountain shall in any way affect my obligations under this Agreement. Termination of my employment, whether initiated by Iron Mountain or me, shall not release me from my covenants and obligations under this Agreement.

8. Entire Agreement/No Oral Modification: This Agreement represents the entire understanding between me and Iron Mountain and

2	Initial

supersedes all prior or contemporaneous agreements between the parties (whether written or oral) related to confidentiality and/or non-competition and cannot be amended except by a written agreement signed by the parties hereto that specifically refers to it. The failure of Iron Mountain from time to time to insist on my strict compliance with the terms of this Agreement will not be deemed a waiver of any right granted to Iron Mountain.

9. Remedies/Severability: I acknowledge and agree that Iron Mountain may be without an adequate remedy at law should I breach this Agreement and I, therefore, agree that, in addition to legal relief, Iron Mountain, without needing to post a bond or other security, may enforce this Agreement by equitable relief including a temporary, preliminary, and/or permanent injunction and/or specific performance. The parties intend this Agreement to be enforced as written. However, (a) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law; and (b) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision will then be enforceable and will be enforced.

10. At-Will Employment: This Agreement does not constitute a contract of employment for any specific period of time. I acknowledge and agree that I am and will remain an “at will” employee, which means that either I or Iron Mountain may terminate the employment relationship at any time for any reason.

11. Return of Property: Upon the termination of my employment with Iron Mountain, I will return to Iron Mountain all its property, including, without limitation, keys, telephones, computers, PDAs, documents, records, electronic data and files, notes, papers, reports and customer lists, and shall not keep originals or copies of such property, regardless of the medium on which it is stored (it being understood that such property is not intended to, and does not, encompass my personal address books).

12. Choice of Law/Jury Waiver: This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM RELATING TO THE TERMS AND PROVISIONS OF THIS AGREEMENT, OR TO ITS BREACH, MAY BE COMMENCED IN MASSACHUSETTS IN A COURT OF COMPETENT JURISDICTION AND SHALL BE RESOLVED BY A JUDGE ALONE; BOTH PARTIES HEREBY WAIVE AND FOREVER RENOUNCE THE RIGHT TO A TRIAL BEFORE A CIVIL JURY.

13. Successors and Assigns: Iron Mountain shall have the right to assign this Agreement and its rights hereunder to its successors and assigns of all or substantially all of its business, and not otherwise, and all covenants and agreements hereunder shall be enforceable by such successors or assigns.

14. Voluntary Assent: I UNDERSTAND THAT THIS AGREEMENT CONTAINS SIGNIFICANT RESTRICTIONS WHICH, AMONG OTHER THINGS, PROHIBIT ME FROM WORKING FOR AN IRON MOUNTAIN COMPETITOR DURING THE EFFECTIVE PERIOD HEREOF, AND I AM WILLING TO, AND DO, ACCEPT SUCH RESTRICTIONS. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED TO REVIEW THIS AGREEMENT WITH

MY OWN ATTORNEY AND THAT, PRIOR TO ENTERING INTO THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH MY ATTORNEY AND THAT IRON MOUNTAIN HAS NOT MADE ANY REPRESENTATIONS, WARRANTIES, PROMISES OR INDUCEMENTS TO ME CONCERNING THE TERMS, ENFORCEABILITY OR IMPLICATIONS OF THIS AGREEMENT OTHER THAN AS ARE CONTAINED IN THIS AGREEMENT.

3	Initial

15. Equity Agreements: There shall be no violation of any limitation or forfeiture provision in any equity grant	when such violation would not be a violation of this Agreement unless the provision is specifically waived in	writing by me with specific reference to this Section 15.

IN WITNESS WHEREOF, I hereunto set my hand and seal:

TO BE SIGNED BY EMPLOYEE:	Agreed and Accepted:

By:	IRON MOUNTAIN INCORPORATED
(Employee Signature)

Name: William L. Meaney	By/Date:

Date:	Title:

4	Initial